Exhibit 21

Subsidiaries of the Registrant

Advanced Communications USA, Inc. (Delaware)

Nexlink Global Services, Inc. (Delaware)

DirectSat USA, LLC (Delaware)

FTS USA, LLC (Delaware)

Nex-Link USA Communications, Inc. (California)

Unitek Acquisition, Inc. (Delaware)

Unitek Canada Inc. (Ontario)

UniTek USA, LLC (Delaware)

Wirecomm Systems (2008), Inc. (Canada)